                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. )(1)

                                    DDi Corp.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    233162502
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 10, 2007
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)
                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

      / /  Rule 13d-1(b)

      /x/   Rule 13d-1(c)

      / /  Rule 13d-1(d)

--------
      (1)   The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  SEE the NOTES).

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CUSIP No. 233162502                   13G                      Page 2 of 9 Pages
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================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CONTRARIAN CAPITAL MANAGEMENT, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,132,870 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,132,870 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,132,870 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    IA
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 233162502                   13G                      Page 3 of 9 Pages
----------------------                                      --------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    CONTRARIAN EQUITY FUND, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF         5     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           6     SHARED VOTING POWER
 REPORTING
PERSON WITH                   1,132,870 shares
               -----------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER

                              1,132,870 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,132,870 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    5.0%
--------------------------------------------------------------------------------
    12         TYPE OF REPORTING PERSON*

                    PO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                      --------------------
CUSIP No. 233162502                   13G                      Page 4 of 9 Pages
----------------------                                      --------------------

Item 1(a).  Name of Issuer:

            DDi Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1220 Simon Circle
            Anaheim, California 92806

Item 2(a).  Name of Person Filing:

            This  statement is jointly  filed by  Contrarian  Equity Fund,  L.P.
            ("Contrarian  Equity"),  a  Delaware  limited  partnership  and  its general partner,  Contrarian Capital Management,  L.L.C.  ("CCM"), a
            Delaware  limited  liability  company.  Each  of  the  foregoing  is referred  to  as  a  "Reporting  Person"  and  collectively  as  the
            "Reporting  Persons." Each of the Reporting Persons is party to that certain Joint Filing Agreement as further described in Item 8.

            The  Reporting  Persons  initially  filed a Schedule 13G  disclosing ownership  information  relating to the Issuer on March 21, 2005, as amended by that certain  Amendment No. 1 filed October 3, 2005, that certain  Amendment  No. 2 filed  February  14, 2006 and that certain
            Amendment  No. 3 filed  February 14,  2007.  The  Reporting  Persons converted  their  Schedule  13G to a Schedule  13D  pursuant to Rule
            13d-1(e) of the  Securities  Exchange  Act of 1934,  as amended (the
            "Act"),  on June 8, 2007, as amended by that certain Amendment No. 1 filed October 10, 2007. The Reporting  Persons are no longer subject to Rule 13d-1(e) of the Act and, accordingly, are hereby filing this
            Schedule 13G.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            The principal business address of each of the Reporting Persons is:
            411 West Putnam Avenue
            Suite 225
            Greenwich, Connecticut 06830

Item 2(c).  Citizenship:

            Each of the  Reporting  Persons is  organized  under the laws of the
            State of Delaware.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.001 per share (the "Common Stock")

Item 2(e).  CUSIP Number:

            233162502

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b)
            or (c), Check Whether the Person Filing is a:

            /X/   Not Applicable

      (a)   / /  Broker or dealer  registered  under  Section 15 of the Exchange
                 Act.

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CUSIP No. 233162502                   13G                      Page 5 of 9 Pages
----------------------                                      --------------------

      (b)   / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   / /  Insurance  company  as  defined  in  Section  3(a)(19)  of  the
                 Exchange Act.

      (d)   / /  Investment company registered under Section 8 of the Investment
                 Company Act.

      (e)   / /  An    investment    adviser    in    accordance    with    Rule
                 13d-1(b)(1)(ii)(E).

      (f)   / /  An employee  benefit plan or endowment fund in accordance  with
                 Rule 13d-1(b)(1)(ii)(F).

      (g)   / /  A parent holding  company or control person in accordance  with
                 Rule 13d-1(b)(1)(ii)(G).

      (h)   / /  A savings association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act.

      (i)   / /  A  church  plan  that is  excluded  from the  definition  of an investment  company  under Section  3(c)(14) of the  Investment
                 Company Act.

      (j)   / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership

            The percentages  reported herein are calculated  based on 22,615,819 shares of Common Stock outstanding as of August 6, 2007, as reported in the  Issuer's  Quarterly  Report  on Form  10-Q,  filed  with the
            Securities and Exchange Commission on August 8, 2007.

            See Cover Pages Items 5-11.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this  statement  is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7.     Identification and Classification of the Subsidiary Which
            Acquired the Security Being Reported on by the Parent Holding
            Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            See Exhibit A.

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CUSIP No. 233162502                   13G                      Page 6 of 9 Pages
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Item 9.     Notice of Dissolution of Group.

            Not Applicable

Item 10.    Certifications.

            By signing  below I certify  that,  to the best of my knowledge  and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 233162502                   13G                      Page 7 of 9 Pages
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                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

                                    CONTRARIAN CAPITAL MANAGEMENT, L.L.C.*

                                    /s/ Jason Mudrick
                                    --------------------------------------------
                                                   (Signature)

                                    Jason Mudrick, Portfolio Manager
                                    --------------------------------------------
                                                  (Name/Title)

                                    CONTRARIAN EQUITY FUND, L.P*
                                    By:  Contrarian Capital Management, L.L.C.

                                    /s/ Jason Mudrick
                                    --------------------------------------------
                                                   (Signature)

                                    Jason Mudrick, Portfolio Manager
                                    --------------------------------------------
                                                  (Name/Title)

                                October 10, 2007
*The Reporting  Persons  disclaim  beneficial  ownership in the shares of Common
Stock reported herein except to the extent of their pecuniary interest therein.

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CUSIP No. 233162502                   13G                      Page 8 of 9 Pages
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EXHIBIT INDEX

      The following document is filed herewith:

            (a)   Joint  Filing  Agreement  dated  October 10, 2007 by and among
                  Contrarian  Capital  Management,  L.L.C. and Contrarian Equity
                  Fund, L.P.

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CUSIP No. 233162502                   13G                      Page 9 of 9 Pages
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                                    EXHIBIT A

                             JOINT FILING AGREEMENT

      The  undersigned  agree that this  Schedule  13G dated  October  10,  2007 relating to the Common Stock,  $0.001 par value of DDi Corp.,  shall be filed on behalf of the undersigned.

                                    CONTRARIAN CAPITAL MANAGEMENT, L.L.C.*

                                    /s/ Jason Mudrick
                                    --------------------------------------------
                                                   (Signature)

                                    Jason Mudrick, Portfolio Manager
                                    --------------------------------------------
                                                  (Name/Title)

                                    CONTRARIAN EQUITY FUND, L.P*
                                    By:  Contrarian Capital Management, L.L.C.

                                    /s/ Jason Mudrick
                                    --------------------------------------------
                                                   (Signature)

                                    Jason Mudrick, Portfolio Manager
                                    --------------------------------------------
                                                  (Name/Title)

                                    October 10, 2007